Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report, dated December 11, 2009, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report on Form 10-K of White Electronic Designs Corporation for the year ended September 30, 2009, and in this current report on Form 8-K/A. We hereby consent to the incorporation by reference of said report in the Registration Statement on Form S-3 (No. 033-62561) and the Registration Statements on Form S-8 (Nos. 333-82556, 333-35526, 333-24045, 033-62563, 033-63395, 033-16711, 333-129283, 333-135678, 333-140071, 333-150529 and 333-166701) of Microsemi Corporation.

/s/ Grant Thornton LLP

Phoenix, Arizona

June 25, 2010